EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CB Richard Ellis Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-116398, 333-119362 and 333-161744) on Form S-8 and No. 333-155269 on Form S-3 of CB Richard Ellis Group, Inc. of our report dated March 2, 2009, except for Notes 2, 3, 4, 8, 17, 19, 23, 25 and 27 as to which the date is September 11, 2009, with respect to the consolidated balance sheet of CB Richard Ellis Group, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, cash flows, equity, and comprehensive (loss) income for the year then ended, and the related 2008 financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the Current Report, dated September 11, 2009, on Form 8-K of CB Richard Ellis Group, Inc. Our report refers to the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51.

/s/ KPMG LLP

Los Angeles, California

September 11, 2009